EX-99.1 Press Release
NEWS RELEASE
For Immediate Release
Contact: Investor Relations

(206) 298-2909

EMERITUS CLOSES ON AGREEMENT TO PURCHASE FIVE COMMUNITIES

SEATTLE, WA, December 22, 2008 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and related services to senior citizens, announced today that the previously disclosed transaction to purchase five communities from affiliates of Ventas, Inc. (NYSE: VTR) has closed effective December 19, 2008.  The five communities were formerly leased by the Company and were acquired for a purchase price of $62.5 million, plus transaction costs of approximately $3.3 million.  The five communities are comprised of 432 units and are located in four states.

Mr. Granger Cobb, the Company’s President and Co-CEO, stated, “We are pleased that, despite the current turmoil in the financial markets, this transaction closed on time and with favorable financing. We continue to further our long-term strategy of buying leased assets in transactions that are, at a minimum, cash flow neutral, and that create value over time by eliminating rent escalators and capturing the full future upside potential of these properties.”

This acquisition increases the Company’s portfolio of owned properties to 164, or 61.2% of the total consolidated portfolio now consisting of 268 communities.

The Company financed this transaction with mortgage debt of $45.6 million, seller-provided financing of $10.0 million, a net refund of $8.7 million of security deposits required under the original leases, and the balance from cash on hand.  The mortgage financing is comprised of a $25.9 million loan at a fixed rate of 5.97% and a term of 10 years, and a $19.7 million loan at a monthly variable rate of LIBOR plus 4.0%, with a LIBOR floor of 2.75%, and a term of three years.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 302 communities in 36 states representing capacity of approximately 26,700 units and 31,600 residents as of the date of this press release.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, uncertainties related to professional liability claims; and uncertainties about our ability to successfully integrate our company after the merger with Summerville Senior Living, Inc.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007.